Contract for
Director / Manager Services to US Corporations

between

AGROMERKUR AG

Bahnhofstrasse 7, CH-6301 Zug/ZG (Swiss Corporate ID Number CH-170J.012.864-5) represented by Hans Wadsack, Member of the Board of Directors
(hereinafter referred to as "Principal")

and

DIMITRIOS AGYROS
81 Elmwood Avenue, Ho-Ho·Kus NJ 07423, USA (US Passport Number 454820751)
(hereinafter referred to as "Representative")

concerning

EURO SOLAR PARKS, INC.
A Nevada Corporation
(hereinafter referred to as "Company")

PREAMBLE

The following Contract for Director / Manager Services to US Corporations is made for the administration of US Stock Companies. The Representative is in the business of offering his services as Director I Manager to U.S. Corporations and the Principal desires the services that Representative offers, now therefore the parties hereby agree as follows:

THIS AGREEMENT is made and entered into on OCTOBER 21, 2008, by and between

DIMITRIOS AGYROS, (hereinafter referred to as "Representative") and AGROMERKUR AG, (hereinafter referred to as "Principal"), being represented herein by HANS WADSACK, Member of the Board of Directors, who acts as the sole representative of the Principal, which is the shareholder of EURO SOLAR PARKS, INC., (hereinafter referred to as "Company") pursuant to Written Agreement, duly adopted, attached hereto and made a part hereof by reference:

WHEREAS, Representative is in the business of offering his services as Director I Manager to U.S. Corporations and

WHEREAS, Principal desires the services that Representative offers, Principal does hereby nominate, authorize and appoint Representative, to act as the DIRECTOR AND PRESIDENT of EURO SOLAR PARKS, INC. and Representative agrees to accept such appointment under the following terms and conditions.

A. Term: That Representative shall act as DIRECTOR AND OFFICER of EURO SOLAR PARKS, INC. on behalf of Principal for a period of ONE YEAR (12 MONTHS), commencing upon the date of the execution of this Agreement and continuing until the anniversary date of this Agreement. Representative is Director and Officer of the Company and has no other powers or responsibilities than as described in Section Cl – C10. He will not have any financial or management interest in the company and cannot and will not enter into any business contract or financial or moral commitment on behalf of the Company. This Agreement may be renewed or extended by the adoption of a Shareholder Resolution, adopted by a majority of the shareholders or by the adoption of a Board Resolution of the Company and presented in writing, to Representative, within thirty (30) days of the expiration of the original term of this Agreement, or any extensions thereof. This Agreement may be terminated unilaterally, by either party hereto, upon delivery or a thirty (30) day written notice of unilateral termination to the other party hereto by certified mail, sent to the address of record, as hereinafter defined. Unilateral termination shall not give rise to a return of any fees paid to Representative as hereinafter described.

B. Compensation: Principal hereby agrees to pay Representative a base fee of SEVEN THOUSAND FIVE HUNDRED (US$7,500) UNITED STATES DOLLARS for his services for the initial one year term of this Agreement (Fee will be paid after 10 business days contract is signed). (Ordinary services are described in Section C1 - C7. Services performed pursuant to sections C8 - C10 and any other ser-vices required or requested by Principal, shall be termed as extraordinary services.) The performance of extraordinary activities performed by Representative, upon request and on behalf of Principal, is subject to a US$125 HOURLY FEE, unless otherwise agreed to in writing between the parties hereto. (Fee will be paid 5 business days after invoice submitted by representative) For each renewal or extension period of this Agreement, Representative shall notify Principal, in writing, thirty (30) days prior to the expiration date, of any fee increase it will require for the renewal or extension period.

C. Duties: The services to be performed by Representative shall include, but are not limited to the following:

1. to prepare and submit all filings and reports to the State of Nevada to incorporate Company as a corporation and to make all necessary filings in connection therewith and to take all filings required to keep Company in good standing as a corporation in Nevada;

2. to secure a U.S. tax identification number for Company;

3. to monitor accounting and tax matters for Company as follows: An accounting firm shall be retained by Company for all U.S. tax and accounting matters. The accounting firm will advise Representative of all actions that need to be taken. Representative will advise the Principal and Principal will confirm proposed action if acceptable. Principal acknowledges and recognizes that even though there is no tax on corporate income in the State of Nevada, all income of Company is subject to the reporting requirements of the Internal Revenue Code as amended. Principal acknowledges and agrees 10 furnish the appointed accounting firm information necessary to prepare any returns or filings;

4. to monitor all audit matters of Company, provided that Company shall select audit firm and Company shall have sole responsibility to provide audit firm all necessary financial statements and documentation requested for audit. Representative cannot guarantee performance of audit firm as firm must act independently of Representative under U.S. accounting rules;

5. to execute any and all documents and agreements necessary to effect the actions in Cl- C4 above;

6. to issue shares of stock of Company to those persons designated by Principal, with proviso that Representative is not authorized to issue any shares of stock of Company without prior written instructions from Principal;

7. to forward to Principal at designated address all written correspondence received;

8. to excrcise discretionary authority under parameters described and defined by Principal, which may be required from time to time;

9. to perform any lawful, extraordinary activities as required by Principal from time to time, and;

10. to undertake at direction of Principal any other reasonable action to ensure legal and sound operation of Company.

D. Warranties: Representative fully warrants the confidentiality of his actions in conjunction with his services. Further, the Directors, Officers, and shareholders of Company agree to hold harmless and indemnify Representative for all actions undertaken on behalf of Principal in conjunction with this Agreement for services, save for actions of fraud and deceit.

E. Compliance: Failure to comply by Principal with the tenns oflhis Agreement will result in the resignation of Representative, cancellation of the contracts and notification of resignation to be filed with the Secretary of State.

F. Integration: The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreement other than those herein expressed.

G. Entire Agreement: This Agreement embodies the entire agreement and understanding of the parties hereto and unless expressly stated herein. there are no further or other agreements, written or oral. in effect between the parties hereto relating to the subject matter of this Agreement.

H. Modification only in Writing: This instrument and the agreements contained herein may be amended or modified only by written document from time to time and signed by the party to he charged.

I. No Relationship Created: Nothing herein shall be deemed or construed to create a partnership, trust or joint venture between the parties hereto and each party is an independent contractor. The parties hereto agree (i) that Representative is neither an agent nor an employee of Principal and may not be construed as such by reason of this Agreement and (ii) that Principal is not an agent or employee of Representative.

J. Supplementary Instruments: Principal shall, upon request of Representative, duly execute and deliver to Representative any instruments or documents and do all things which are required by counsel to Representative to carry into effect the provisions of this Agreement, including, but not limited to, the execution of separate endorsements, assignments, releases and powers of attorney.

K. Notices: All notices, requests, demands or other communications hereunder shall be in writing and shall be delivered in person or by United States Mail, certified or registered, with return receipt requested, or otherwise actually delivered.

If to Representative, to:	Dimitrios Agyros
81 Elmwood Avenue
Ho-Ho-Kus NJ 07423, USA
Cell: +1/9171868-8625
Phone: +l/9171868-8625
FAX: +1/646/607-8849
Email dargyros@gmail.com

If to Company, to:	EURO SOLAR PARKS, INC.
2620 Regatta Drive, Suite 120
Las Vegas. NV 89128, USA
Phone: +11702/&69.00.99
Fax: +11702/446.60.71

Or if requested, to:	UNITED EQUITY CAPITAL AG
Poststrasse 3
CH-8001 Zurich/ZH
Switzerland
Phone: +41143/344.20.20
Fax: +411431344.20.21
Email: mab@uec-ag.com

or such other addresses as the parties hereto have furnished in writing per the terms of this Agreement.

L. Severability: Whenever possible, each provision of this Agreement shall be incorporated in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

M. Assignability: This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Principal shall not assign this Agreement or any rights hereunder, without limitation, without the prior express written consent of Representative. Principal shall not delegate any duty hereunder, without limitation, without the prior written consent of Representative.

N. Attorney Fees and Costs: Should any party hereto institute legal proceedings to interpret or enforce any term or provision hereof, then the prevailing party in such action or proceeding shall be entitled to collect from the losing party all costs and expenses incurred in connection with or as a result thereof, including, but not limited to, reasonable attorney's fees.

O. Survival: All representations, warranties, covenants and agreements herein contained on the part of Principal shall survive the termination of this Agreement and shall be effective until the obligations provided for hereunder are paid and performed in full, or longer, as expressly provided herein.

P. Governing Law and Venue: This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to any choice of law provisions. The parties hereto have elected the Courts of the Canton of Zug, Switzerland, as the proper venue for any claims.

Q. Reliance: All covenants, agreements, representations and warranties made herein by Principal shall, notwithstanding any investigation by Representative, be deemed to be material to and to have been relied upon by Representative and shall survive the execution and delivery of this Agreement

FURTHERMORE; The Nevada Revised Statutes as currently adopted, allow that the Articles of Incorporation may contain a provision eliminating or limiting personal liability of a Director or Officer of a corporation, or its stockholder, for damages for breach of fiduciary duties, except acts or omissions which include fraud or misconduct. The aforementioned provision shall be incorporated into the Articles of Incorporation of Company.

IN WITNESS WHEREOF: Each party has caused this Agreement, consisting of FIVE (5) PAGES, to be executed in his individual or its corporate name, on its behalf; by its proper officers, duly authorized, on the day and date set forth above.

Date	Date
10-30-2008	10-30-2008

Principal	Representative
AGROMERKUR AG

/s/ Hans Wadsack	/s/ Dimitrios Agyros
Signature of Hans Wadsack, Director	Signature of Dimitrios Agyros